Exhibit 4.42

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED

INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i)

NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE

COMPANY IF PUBLICLY DISCLOSED

FINANCE FEE LETTER

From:European Investment Bank
100 boulevard Konrad Adenauer
L-2950 Luxembourg
Grand Duchy of Luxembourg

(the "Bank")

To:	BioNTech SE An der Goldgrube 12 55131 Mainz Germany (the "Borrower")

Date:12 December 2019

Subject:	Finance Contract between European Investment Bank and BioNTech SE dated on or about 12 December 2019

Contract numbers (FI No) 90272 and 91603; Serapis No.: 2018-0810

Dear Sirs

We refer to the EUR 50,000,000 finance contract dated 12 December 2019 between the Bank as lender and the Borrower (the "Finance Contract").

This Finance Fee Letter is a Fee Letter as referred to in the Finance Contract.

1.	DEFINITIONS
1.1	Terms defined in the Finance Contract shall have the same meaning when used in this Fee Letter, unless a contrary indication appears. This Fee Letter is a Finance Document.
1.2	In this Fee Letter:

"Cancellation Fee" means, in relation to the cancellation of an Accepted Tranche by the Borrower under Sub-Paragraph (a) of Article 2.6 (Cancellation) of the Finance Contract, or in relation to an amount cancelled by the Bank under Sub-Paragraphs (b) or (c) of Article 2.6 (Cancellation) of the Finance Contract, a fee of 2% (200 basis points) of the cancelled amount.

2.	STANDBY FEE
2.1	If no Disbursement Offer is made by the Bank within [***] years from the date of the Finance Contract or in case the Credit is cancelled in full under Article 2.6 (Cancellation) of the Finance

Contract prior to the expiry of this term, the Borrower shall pay to the Bank a one-off contractual fee equal to 1% (100 basis points) of the Credit (the "Standby Fee").
2.2	The Standby Fee shall be payable by the Borrower to the Bank within [***] days of the Borrower’s receipt of the Bank’s demand or within any longer period specified in the Bank’s demand.
3.	CANCELLATION FEE

If the Borrower pursuant to Article 2.7(a) (Fee for cancellation of an Accepted Tranche) or the Bank pursuant to Article 2.7(b) (Fee for cancellation of an Accepted Tranche) or Article 2.7(c) (Fee for cancellation of an Accepted Tranche) of the Finance Contract cancels an Accepted Tranche, the Borrower shall pay to the Bank the relevant Cancellation Fee.

4.	MISCELLANEOUS
4.1	The provisions of Article 2.10 (Sums due under Article 2) and Article 8.1 (Taxes, duties and fees) of the Finance Contract shall apply to all payments made or to be made under this Fee Letter.
4.2	If the date on which a fee under this Fee Letter is due to be paid is not a Relevant Business Day, payment shall be made on the next Relevant Business Day.
5.	COUNTERPARTS

This Fee Letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Fee Letter.

6.	GOVERNING LAW

This Fee Letter and any non-contractual obligations arising out of or in connection with it are governed by Luxembourg law. The parties submit to the exclusive jurisdiction of the Luxembourg courts.

If you agree to the above, please sign, date and return to the Bank the enclosed copy of this Fee Letter.

Yours faithfully

[***][***]

Name: [***]Name: [***]

Title: [***]Title: [***]

For and on behalf of

European Investment Bank

We acknowledge and agree to the above:

[***][***]

Name: [***]Name: [***]

Title: [***]Title: [***]

For and on behalf of
BioNTech SE